Form 10-K405, Exhibit 13
period 1998-12-31
MILLBURN CURRENCY FUND II LP
filed 1999-03-31
CIK 873781

THE MILLBURN CURRENCY FUND II, L.P.

AFFIRMATION OF MILLBURN RIDGEFIELD CORPORATION

In compliance with the Commodity Futures Trading Commission's regulations, I hereby affirm that to the best of my knowledge and belief, the information contained in the statements of financial condition of The Millburn Currency Fund II, L.P., as of December 31, 1998 and 1997 and the related statements of operations and changes in partners' capital for the years ended December 31, 1998, 1997 and 1996 are complete and accurate.

/s/ George E. Crapple
---------------------
GEORGE E. CRAPPLE, VICE CHAIRMAN
MILLBURN RIDGEFIELD CORPORATION
GENERAL PARTNER OF THE MILLBURN CURRENCY FUND II, L.P.

PRICEWATERHOUSE COOPERS [LOGO]
                                                    PricewaterhouseCoopers LLP
                                                    1301 Avenue of the Americas
                                                    New York, NY  10019-6013
                                                    Telephone (212)259 1000
                                                    Facsimile (212)259 1301

REPORT OF INDEPENDENT ACCOUNTANTS

February 4, 1999

To the Partners of
The Millburn Currency Fund II, L.P.:

In our opinion, the accompanying statements of financial condition at December 31, 1998 and 1997, and the related statements of operations and changes in partners' capital for the years ended December 31, 1998, 1997 and 1996 present fairly, in all material respects, the financial position of The Millburn Currency Fund II, L.P. at December 31, 1998 and 1997, and the results of its operations for the years ended December 31, 1998, 1997 and 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the management of the General Partner; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                               /s/ PricewaterhouseCoopers LLP


                    THE MILLBURN CURRENCY FUND II, L.P.

                    STATEMENTS OF FINANCIAL CONDITION

                    AS OF DECEMBER 31, 1998 AND 1997

                      ASSETS:                                                    1998              1997
                                                                             ------------        -----------
Equity in trading accounts:
  Cash                                                                       $     -             $    60,578
  Investments in U.S. Treasury bills - at value (amortized cost
    $1,757,480 at December 31, 1997) (Note 2)                                      -                 585,841
  Options owned, at market value (cost $5,638 at
    December 31, 1997)                                                             -                   8,000
  Net unrealized appreciation (depreciation) on open contracts                      (529)             19,299
                                                                             ------------         -----------

                                                                                    (529)            673,718

  Investment in U.S. Treasury bills - at value (amortized cost
    $1,171,466 at December 31, 1997)                                               -               1,171,639
  Investment in Millburn Currency Fund, L.P. (Note 9)                          1,867,851                -
  Money market fund                                                                3,749             418,481
  Prepaid administrative fees                                                        418                -
                                                                             ------------         -----------

           Total assets                                                      $ 1,871,489         $ 2,263,838
                                                                             ------------        ------------
                                                                             ------------        ------------
               LIABILITIES AND PARTNERS' CAPITAL:

  Accounts payable and accrued expenses                                      $     -             $    11,983
  Redemptions payable to limited partners (Note 7)                                48,378              58,531
  Accrued brokerage commissions (Note 3)                                           9,490              11,939
                                                                             ------------        ------------

           Total liabilities                                                      57,868              82,453
                                                                             ------------        ------------

  Partners' capital (Note 3, 7 and 8):
    General Partner                                                              447,892             458,401
    Limited Partners, 12,421 and 14,130 Limited Partnership Units
      outstanding in 1998 and 1997, respectively                               1,365,729           1,722,984
                                                                             ------------        ------------

           Total partners' capital                                             1,813,621           2,181,385
                                                                             ------------        ------------

           Total liabilities and partners' capital                           $ 1,871,489         $ 2,263,838
                                                                             ------------        ------------
                                                                             ------------        ------------

                 See accompanying notes to financial statements.


                   THE MILLBURN CURRENCY FUND II, L.P.

                   STATEMENTS OF OPERATIONS

                   FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                               1998                     1997                1996
                                                           ------------             ------------        ------------

Income (Note 1):
  Net gains (losses) on trading of currency
   contracts and options:
     Realized gains (losses) on closed positions
      Futures and forwards                                 $   (99,265)             $  603,549          $   295,667
      Options                                                  (20,639)                 35,372              (14,326)
                                                           ------------             ------------        ------------
                                                              (119,804)                638,921              281,341
                                                           ------------             ------------        ------------

     Change in unrealized appreciation (depreciation)
      Future and forwards                                      (19,828)               (102,035)             282,702
      Options                                                   (2,362)                (24,042)              46,967
                                                           ------------             ------------        ------------
                                                               (22,190)               (126,077)             329,669

  Net unrealized appreciation on investment in
    Millburn Currency Fund. L.P. (Note 9)                       46,775                     -                    -
                                                           ------------             ------------        ------------
                                                               (95,219)                 512,844             611,010

     Less, Brokerage fees (Note 3)                             125,801                  162,296             498,741
                                                           ------------             ------------        ------------
Net realized and unrealized gains (losses)
 on trading of futures, forward and
 option contracts                                             (221,020)                 350,548             112,269

Net realized gains on sale of U.S. Treasury
 Stripped Notes                                                   -                        -                 20,090
Change in unrealized appreciation (depreciation)
 on U.S. Treasury Stripped Notes                                  -                        -               (134,525)
Accrued Interest Income on U.S. Treasury
 Stripped Notes                                                   -                        -                246,964
Other interest income                                           66,427                  130,936             119,825
                                                           ------------             ------------        ------------
        Total income (loss)                                   (154,593)                 481,484             364,623

Administrative expenses                                         31,502                   24,572              53,676
Expenses reimbursed by General Partner                         (15,500)                    -                   -
                                                           ------------             ------------        ------------
        Net expenses                                           (16,002)                  24,572              53,676
                                                           ------------             ------------        ------------
        Net income (loss)                                  $  (170,595)             $   456,912         $    310,947
                                                           ------------             ------------        ------------
                                                           ------------             ------------        ------------
Net income (loss) per Limited
 Partnership Unit (Note 8)                                 $    (11.99)             $     19.17         $       7.47
                                                           ------------             ------------        ------------
                                                           ------------             ------------        ------------


                            See accompanying notes to financial statements.

                    THE MILLBURN CURRENCY FUND II, L.P.

                    STATEMENT OF CHANGES IN PARTNERS' CAPITAL

                    FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                    LIMITED      GENERAL
                                                    PARTNERS     PARTNER       TOTAL
                                                   ----------   ---------   ----------
Partners' capital at December 31, 1995             $5,759,049   $ 299,939   $6,058,988

Net income                                            254,348      56,599      310,947

Redemptions (42,075 Limited Partnership Units)     (4,126,782)      --      (4,126,782)
                                                   ----------   ---------   ----------
Partners' capital at December 31, 1996              1,886,615     356,538    2,243,153

Net income                                            355,049     101,863      456,912

Redemptions (4,228 Limited Partnership Units)        (518,680)      --        (518,680)
                                                   ----------   ---------   ----------
Partners' capital at December 31, 1997              1,722,984     458,401    2,181,385
                                                   ----------   ---------   ----------
Net loss                                             (160,086)    (10,509)    (170,595)

Redemptions (1,709 Limited Partnership Units)        (197,169)      --        (197,169)
                                                   ----------   ---------   ----------
Partners' capital at December 31, 1998             $1,365,729   $ 447,892   $1,813,621
                                                   ----------   ---------   ----------
                                                   ----------   ---------   ----------


See accompanying notes to financial statements.

THE MILLBURN CURRENCY FUND II, L.P.

NOTES TO FINANCIAL STATEMENTS


1.  PARTNERSHIP ORGANIZATION:

    The Millburn Currency Fund II, L.P. (the "Partnership") is a limited partnership, which was organized on March 21, 1991 under the Delaware Revised Uniform Limited Partnership Act and which commenced trading operations on August 5, 1991.

    The Partnership is the sole limited partner of a separate limited partnership Millburn Currency Fund II Trading Company L.P. ("Trading Company") which engages in speculative trading principally of currency forward and futures contracts and related options. The instruments that are traded by the Partnership are volatile and involve a high degree of risk.

    Millburn Ridgefield Corporation (the "General Partner") is the General Partner and trading advisor of the Partnership and the Trading Company. The General Partner and each limited partner share in the profits and losses of the Partnership, except for brokerage fees and profit-share allocation, on the basis of their proportionate interests of Partnership capital determined before brokerage fees and profit share (see Note 3), except that no limited partner shall be liable for obligations of the Partnership in excess of their initial capital contribution and profits, if any, net of distributions. Brokerage fees and profit share are determined on the basis of the Allocated Assets and Net Trading Profit applicable to the limited partners' accounts and are allocated to such accounts.

    The Partnership will be liquidated as soon as practicable after August 1, 2011, or if the net assets of the Partnership decline to less than $250,000 or under other circumstances as defined in the Limited Partnership Agreement.


2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    a. INVESTMENTS:
       Open options, futures and forward contracts are valued at market value. Realized gain (loss) and changes in unrealized values on futures, forward and option contracts are recognized in the periods in which the contracts are closed or the changes occur, and are included in net gains (losses) on trading of futures, forward and option contracts.

       Investments in U.S. Treasury Bills are valued at cost plus amortized discount which closely approximates fair value. Amortization of discount is reflected as interest income.

       The original issue discounts on the U.S. Treasury Stripped Notes were amortized over their lives using the interest method.

       The investment in Millburn Currency Fund, L.P. is valued based on the initial investment, plus its proportionate share of net income, less any redemptions (see Note 9).

THE MILLBURN CURRENCY FUND II, L.P.

    b. FOREIGN CURRENCY TRANSLATION:
       Assets and liabilities denominated in foreign currencies are translated at quoted prices of such currencies.

    c. INCOME TAXES:
       Income taxes have not been provided, as each partner is individually liable for the taxes, if any, on his share of the Partnership's income and expenses.

    d. ESTIMATES:
       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amount of revenues and expenses during the period. Actual results could differ from those estimates.

    e. RIGHT OF OFFSET:
       The customer agreements between the Partnership and brokers give the Partnership the legal right to net unrealized gains and losses. Unrealized gains and losses related to transactions with these brokers are reflected on a net basis in the equity in trading accounts in the statements of financial condition.

3.  LIMITED PARTNERSHIP AGREEMENT:

    The Limited Partnership Agreement provides that the General Partner shall control, conduct and manage the business of the Partnership, and may make all trading decisions for the Partnership.

    A monthly brokerage fee equal to 0.666% (an 8% annual fee) of the Partnership's month end Allocated Assets (as defined in the limited partnership agreement) is payable to the General Partner. Prior to November 15, 1996 a monthly fee of 0.833% was charged (a 10% annual rate). Allocated Assets are determined before reduction for any redemptions, distributions, accrued brokerage fees, or profit share. The General
    Partner pays any commissions and fees due clearing and third-party brokers.

THE MILLBURN CURRENCY FUND II, L.P.

3.  LIMITED PARTNERSHIP AGREEMENT (CONTINUED):

    The General Partner also receives a profit share equal to 15% of New Trading Profit, as defined, as of the end of each calendar quarter.

    The Partnership pays all routine legal, accounting, administrative, printing and similar costs associated with its operation, excluding any indirect expenses of the General Partner. The General Partner has voluntarily agreed to limit administrative expenses to an amount equal to 1% per annum of the average net assets of the Partnership for the year ended December 31, 1998.


4.  TRADING ACTIVITIES:

    All of the derivatives owned by the Partnership, including options, futures and forwards, are held for trading purposes. The results of the Partnership's trading activity are shown in the statements of operations. The fair value of the derivative financial instruments at December 31, 1998 and 1997, respectively was ($529) and $27,299, and the average fair value during the years then ended, calculated on a monthly basis, was ($6,357) and $80,513, respectively.

    The Partnership conducts its trading activities with various brokers acting either as a broker or counterparty to various transactions. At December 31, 1997, the cash and treasury bills included in the Partnership's equity by U.S. Commodity Futures Trading Commission regulations, or in security or custody accounts as required pursuant to agreements with counterparties.

5.  DERIVATIVE FINANCIAL INSTRUMENTS:

    The Partnership is party to derivative financial instruments in the normal course of its business. These instruments include forwards, futures and options, whose value is based upon an underlying asset, index, or reference rate, and generally represent future commitments to exchange currencies or cash flows, or to purchase or sell other financial instruments at specific terms on specified future dates. These instruments may be traded on an exchange or over-the-counter. Exchange traded instruments are standardized and include futures and certain options. Each of these instruments is subject to various risks similar to those related to the underlying instruments including market and credit risk.

    Market risk is the risk of potential changes in the value of the financial instruments traded by the Partnership due to market changes, including interest and foreign exchange rate movements and fluctuations in commodity or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded.

THE MILLBURN CURRENCY FUND II, L.P.

     Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract.
     Credit risk is normally reduced to the extent that an exchange or clearing organization acts as a counterparty to futures or options transactions, since typically the collective credit of the members of the exchange is pledged to support the financial integrity of the exchange. In the case of over-the-counter transactions, the Partnership must rely solely on the credit of the individual counterparties. The Partnership's risk of loss in the event of counterparty default is typically limited to the amounts recognized in the statement of financial condition, not to the contract or notional amounts of the instruments.

6.   OPEN DERIVATIVE INSTRUMENTS (CONTRACTS) AT DECEMBER 31, 1998 AND 1997:

                          DECEMBER 31, 1998              DECEMBER 31, 1997
                      --------------------------     -------------------------
                       NOTIONAL OR CONTRACTUAL        NOTIONAL OR CONTRACTUAL
                        AMOUNT OF COMMITMENTS          AMOUNT OF COMMITMENTS
                      --------------------------     -------------------------
                      TO PURCHASE      TO SELL       TO PURCHASE      TO SELL
                      -----------     ----------     -----------    ----------
Currencies*             $129,000       $129,000        $976,000     $3,904,000
                      -----------     ----------     -----------    ----------


* Currencies include offsetting commitments to purchase and sell the same currency on the same date in the future. These commitments are economically offsetting but are not, as a technical matter, offset in the forward market until the settlement date.

     The notional or contractual amounts of these derivative instruments, while not recorded in the financial statements, reflect the extent of the Partnership's involvement in these instruments.

                          NOTIONAL OR CONTRACTUAL    UNREALIZED (DEPRECIATION)
                           AMOUNT OF COMMITMENTS            APPRECIATION
                         -------------------------   -------------------------
                         TO PURCHASE     TO SELL        GROSS         NET
                         -----------   -----------   -----------   -----------
DECEMBER 31, 1998:
Exchange traded           $ 129,000    $   129,000   $    3,990    $     (529)
                         -----------   -----------   -----------   -----------
DECEMBER 31, 1997:
Exchange traded           $ 968,000    $ 3,904,000   $    2,362    $    2,362
Non-exchange traded           8,000         --           36,356        19,299
                         -----------   -----------   -----------   -----------
                          $ 976,000    $ 3,904,000   $   38,718    $   21,661
                         -----------   -----------   -----------   -----------
                         -----------   -----------   -----------   -----------

THE MILLBURN CURRENCY FUND II, L.P.

7.   DISTRIBUTIONS AND REDEMPTIONS:

     Distributions of profits, if any, will be made at the sole discretion of the General Partner. Units may be redeemed, at the option of any limited partner, as of the last day of any calendar quarter on ten business days' notice to the General Partner. Units are redeemed at Net Asset Value as defined in the partnership agreement. No redemption fee is charged. No distributions of profits have been made since the commencement of the Partnership's operations.

     Effective January 1, 1999, approximately $48,000 in redemptions were made by unitholders.

8.   NET ASSET VALUE PER UNIT:

     Changes in the net asset value per Unit during the years ended December 31, 1998, 1997 and 1996 were as follows:

                                                       1998       1997      1996
                                                     --------   --------   -------
Net realized and unrealized gains (losses) on
  trading of futures, forward and option contracts   $ (18.82)  $  14.71   $  2.70
Income from Millburn Currency Fund, L.P.                 3.29      --         --
Net realized loss and unrealized
  depreciation on U.S. Treasury Stripped Notes          --         --        (2.75)
Interest income                                          4.67       5.49      8.81
Administrative expense                                  (1.13)     (1.03)    (1.29)
                                                     --------   --------   -------
    Net income (loss) per Unit                         (11.99)     19.17      7.47

Net asset value per Unit, beginning of year            121.94     102.77     95.30
                                                     --------   --------   -------
    Net asset value per Unit, end of year            $ 109.95    $121.94   $102.77
                                                     --------   --------   -------
                                                     --------   --------   -------


9.   INVESTMENT IN MILLBURN CURRENCY FUND, L.P.:

     On August 1, 1998, the General Partner transferred $1,880,000 in assets to Millburn Currency Fund, L.P., ("MCF"), a partnership managed by the same General Partner, which uses identical trading strategies. The Partnership was given a special limited partnership interest in MCF (not subject to brokerage fee or profit share) and will receive its proportionate share of trading income or loss based on its month end investment as a percentage of MCF's total month end net asset value. At December 31, 1998, the Partnership investment in MCF is $1,867,851, representing a 5.38% in MCF's capital and profits.

                       THE MILLBURN CURRENCY FUND II, L.P.

9.   INVESTMENT IN MILLBURN CURRENCY FUND, L.P. CONTINUED:

     As of December 31, 1998, the Partnership's investment in Millburn Currency Fund, L.P. is summarized as follows:


                                                            1998
                                                           --------

Initial Investment                                         $ 1,880,000

Income:
  Realized gains                                                24,493
  Change in unrealized depreciation                            (17,242)
                                                           ------------
                                                                 7,251

  Interest and dividend Income                                  43,629
                                                           ------------

             Total income                                       50,880
                                                           ------------

Less: Administrative expenses                                    4,105
                                                           ------------

             Net income                                         46,775

Less: Redemption                                                58,924
                                                           ------------
             Net asset value, as of December 31, 1998      $  1,867,851
                                                           ------------
                                                           ------------
