Form 10-K405, Exhibit 13
period 1999-12-31
MILLBURN CURRENCY FUND II LP
filed 2000-03-30
CIK 873781

THE MILLBURN CURRENCY
FUND II, L.P.
FINANCIAL STATEMENTS
FOR THE YEARS ENDED
DECEMBER 31, 1999, 1998 AND 1997

THE MILLBURN CURRENCY FUND II, L.P.
INDEX


                                                                                                            PAGES
Affirmation of Millburn Ridgefield Corporation                                                               F-1

Report of Independent Accountants                                                                            F-2

Financial Statements:
   Statements of Financial Condition at December 31, 1999 and 1998                                           F-3

   Statements of Operations for the Years Ended December 31, 1999, 1998 and 1997                             F-4

   Statements of Changes in Partners' Capital for the Years Ended
      December 31, 1999, 1998 and 1997                                                                       F-5

   Notes to Financial Statements                                                                           F-6-F-9


THE MILLBURN CURRENCY FUND II, L.P.
AFFIRMATION OF MILLBURN RIDGEFIELD CORPORATION

In compliance with the Commodity Futures Trading Commission's regulations, I hereby affirm that to the best of my knowledge and belief, the information contained in the statements of financial condition of The Millburn Currency Fund II, L.P., at December 31, 1999 and 1998 and the related statements of operations and of changes in partners' capital for the years ended December 31, 1999, 1998 and 1997 are complete and accurate.

GEORGE E. CRAPPLE, CO-CHIEF EXECUTIVE OFFICER
MILLBURN RIDGEFIELD CORPORATION
GENERAL PARTNER OF THE MILLBURN CURRENCY FUND II, L.P.

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners of
The Millburn Currency Fund II, L.P.:

In our opinion, the accompanying statements of financial condition and the related statements of operations and of changes in partners' capital present fairly, in all material respects, the financial position of The Millburn Currency Fund II, L.P. at December 31, 1999 and 1998, and the results of its operations for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the management of the General Partner; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


PriceWaterhouseCoopers, LLP

February 14, 2000

THE MILLBURN CURRENCY FUND II, L.P.
STATEMENTS OF FINANCIAL CONDITION
AT DECEMBER 31, 1999 AND 1998


    ASSETS                                                                          1999              1998
    Equity in trading accounts:
      Net unrealized (depreciation) on open contracts                             $          -      $      (529)

                                                                               ----------------  ----------------
               TOTAL EQUITY IN TRADING ACCOUNTS                                                            (529)
    Investment in Millburn Currency Fund, L.P. (Note 7)                              1,503,650         1,867,851
    Money market fund                                                                   15,982             3,749
    Reimbursement receivable from General Partner                                       11,000                 -
    Prepaid administrative fees                                                              -               418
                                                                               ----------------  ----------------
               TOTAL ASSETS                                                        $ 1,530,632      $  1,871,489
                                                                               ================  ================
    LIABILITIES AND PARTNERS' CAPITAL

    Accounts payable and accrued expenses                                          $    13,405      $          -
    Redemptions payable to limited partners (Note 5)                                    43,811            48,378
    Accrued brokerage commissions (Note 3)                                               6,939             9,490
                                                                               ----------------  ----------------
               TOTAL LIABILITIES                                                        64,155            57,868
                                                                               ----------------  ----------------
    Partners' capital (Note 3, 5 and 6):
      General Partner                                                                  476,303           447,892
      Limited Partners, 9,176 and 12,421 Limited Partnership Units
      outstanding in 1999 and 1998, respectively                                       990,174         1,365,729
                                                                               ----------------  ----------------
               TOTAL PARTNERS' CAPITAL                                               1,466,477         1,813,621
                                                                               ----------------  ----------------
               TOTAL LIABILITIES AND PARTNERS' CAPITAL                             $ 1,530,632      $  1,871,489
                                                                               ================  ================


See accompanying notes to financial statements.

THE MILLBURN CURRENCY FUND II, L.P.
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


                                                                   1999              1998              1997
    Income (Note 2):
      Net gains (losses) on trading of currency contracts
        and options
        Realized gains (losses) on closed positions
           Futures and forwards                                   $     (529)      $   (99,265)       $   603,549
           Options                                                         -           (20,539)            35,372
                                                              ----------------  ----------------  ----------------
                                                                        (529)         (119,804)           638,921
                                                              ----------------  ----------------  ----------------
      Change in unrealized appreciation (depreciation)
        Futures and forwards                                              529          (19,828)         (102,035)
        Options                                                             -           (2,362)          (24,042)
                                                              ----------------  ----------------  ----------------
                                                                          529          (22,190)         (126,077)
                                                              ----------------  ----------------  ----------------
      Net unrealized appreciation on investment in
        Millburn Currency Fund. L.P. (Note 7)                         124,036            46,775                 -
                                                              ----------------  ----------------  ----------------
                                                                      124,036          (95,219)           512,844
           Less, Brokerage fees (Note 3)                               96,968           125,801           162,296
                                                              ----------------  ----------------  ----------------
               NET REALIZED AND UNREALIZED GAINS (LOSSES)
                  ON TRADING OF FUTURES, FORWARD AND
                  OPTION CONTRACTS                                     27,068         (221,020)           350,548
      Interest income                                                   1,115            66,427           130,936
                                                              ----------------  ----------------  ----------------
               TOTAL INCOME (LOSS)                                     28,183         (154,593)           481,484
                                                              ----------------  ----------------  ----------------
    Expenses (Note 3):
      Administrative expenses                                          39,581            31,502            24,572
      Expenses reimbursed by General Partner                         (31,203)          (15,500)                 -
                                                              ----------------  ----------------  ----------------
               NET EXPENSES                                             8,378            16,002            24,572
                                                              ----------------  ----------------  ----------------
               NET INCOME (LOSS)                                  $    19,805      $  (170,595)       $   456,912
                                                              ================  ================  ================
               NET INCOME (LOSS) PER LIMITED
                  PARTNERSHIP UNIT (NOTE 6)                       $    (2.04)      $    (11.99)       $     19.17
                                                              ================  ================  ================


See accompanying notes to financial statements.

THE MILLBURN CURRENCY FUND II, L.P.
STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


                                                                    LIMITED          GENERAL
                                                                    PARTNERS         PARTNER           TOTAL
             PARTNERS' CAPITAL AT DECEMBER 31, 1996                 $ 1,886,615      $  356,538      $ 2,243,153
    Net income                                                          355,049         101,863          456,912
    Redemptions (4,228 Limited Partnership Units)                     (518,680)               -        (518,680)
                                                                 ---------------  --------------   --------------
             PARTNERS' CAPITAL AT DECEMBER 31, 1997                   1,722,984         458,401        2,181,385
    Net loss                                                          (160,086)        (10,509)        (170,595)
    Redemptions (1,709 Limited Partnership Units)                     (197,169)              -         (197,169)
                                                                 ---------------  --------------   --------------
             PARTNERS' CAPITAL AT DECEMBER 31, 1998                   1,365,729         447,892        1,813,621
    Net income (loss)                                                   (8,606)          28,411           19,805
    Redemptions (3,245 Limited Partnership Units)                     (366,949)               -        (366,949)
                                                                 ---------------  --------------   --------------
             PARTNERS' CAPITAL AT DECEMBER 31, 1999                  $  990,174      $  476,303      $ 1,466,477
                                                                 ---------------  --------------   --------------


See accompanying notes to financial statements.

THE MILLBURN CURRENCY FUND II, L.P.
NOTES TO FINANCIAL STATEMENTS

1.       PARTNERSHIP ORGANIZATION

         The Millburn Currency Fund II, L.P. (the "Partnership") is a limited partnership organized on March 21, 1991 under the Delaware Revised Uniform Limited Partnership Act. The Partnership commenced trading operations on August 5, 1991.

         The Partnership is the sole limited partner of a separate limited partnership, Millburn Currency Fund II Trading Company L.P. ("Trading Company"), that engages in speculative trading principally of currency forward and futures contracts and related options. The instruments that are traded by the Partnership are volatile and involve a high degree of risk.

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

         Effective August 1, 1998, the Partnership and the Trading Company ceased trading operations and transferred partners' capital to a similar partnership managed by the General Partner (see Note 7).

         The Partnership will be liquidated as soon as practical after August 1, 2011, if the net assets of the Partnership decline to less than $250,000 or under other circumstances as defined in the Limited Partnership Agreement.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         a.       INVESTMENTS
                  Open options, futures and forward contracts are valued at market value. Realized gains (losses) and changes in unrealized values on futures, forward and option contracts are recognized in the periods in which the contracts are closed or the changes occur, and are included in net gains (losses) on trading of futures, forward and option contracts.

                  The investment in Millburn Currency Fund, L.P. is valued based on the investment balance at the beginning of the year, plus its proportionate share of net income, less any redemptions (see Note 7).

         b.       INCOME TAXES
                  Income taxes have not been provided, as each partner is individually liable for the taxes, if any, on his share of the Partnership's income and expenses.

         c.       ESTIMATES
                  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amount of revenues and expenses during the period. Actual results could differ from those estimates.

         d.       RIGHT OF OFFSET
                  The customer agreements between the Partnership and brokers give the Partnership the legal right to net unrealized gains and losses. Unrealized gains and losses related to transactions with these brokers are reflected on a net basis in the equity in trading accounts in the statements of financial condition.

3.       LIMITED PARTNERSHIP AGREEMENT

         The Limited Partnership Agreement provides that the General Partner shall control, conduct and manage the business of the Partnership, and may make all trading decisions for the Partnership.

         A monthly brokerage fee equal to 0.666% (an 8% annual fee) of the Partnership's month end Allocated Assets (as defined in the limited partnership agreement) is payable to the General Partner. Allocated Assets are determined before reduction for any redemptions, distributions, accrued brokerage fees, or profit share. The General Partner shall bear any commissions and fees payable to clearing and third-party brokers.

         The General Partner also receives a profit share equal to 15% of New Trading Profit, as defined, as of the end of each calendar quarter.

         The Partnership pays all routine legal, accounting, administrative, printing and similar costs associated with its operation, excluding any indirect expenses of the General Partner. The General Partner has voluntarily agreed to limit administrative expenses to an amount equal to 1% per annum of the average net assets of the Partnership for the years ended December 31, 1999 and 1998. This agreement was not in place in 1997.

4.       DERIVATIVE FINANCIAL INSTRUMENTS

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

         Market risk is the risk of potential changes in the value of the financial instruments traded by the Partnership due to market changes, including interest and foreign exchange rate movements and fluctuations in futures or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded.

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

5.       DISTRIBUTIONS AND REDEMPTIONS

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

         Effective January 1, 2000, approximately $43,000 in redemptions were made by unitholders.

6.       NET ASSET VALUE PER UNIT

         Changes in the net asset value per Unit, based on average units outstanding, during the years ended December 31, 1999, 1998 and 1997 were as follows:


                                                                     1999          1998*          1997*
    Net realized and unrealized gains (losses) on
      trading of futures, forward and option contracts              $  (8.96)     $ (21.85)       $  13.84
    Income from Millburn Currency Fund, L.P.                             7.41          6.75              -
    Interest income                                                       .07          4.59           6.56
    Administrative expense                                              (.56)        (1.48)         (1.23)
                                                                  ------------  ------------   ------------
               NET INCOME (LOSS) PER UNIT                              (2.04)       (11.99)          19.17
    Net asset value per Unit, beginning of year                        109.95        121.94         102.77
                                                                  ------------  ------------   ------------
               NET ASSET VALUE PER UNIT, END OF YEAR                 $ 107.91      $ 109.95       $ 121.94
                                                                  ------------  ------------   ------------


    *Certain amounts have been reclassified for comparative purposes.

7.       INVESTMENT IN MILLBURN CURRENCY FUND, L.P.

         On August 1, 1998, the General Partner transferred $1,880,000 in assets to Millburn Currency Fund, L.P., ("MCF"), a partnership managed by the same General Partner, which uses identical trading strategies. The Partnership was given a special limited partnership interest in MCF (not subject to brokerage fee or profit share) and will receive its proportionate share of trading income or loss based on its month end investment as a percentage of MCF's total month end net asset value. Full or partial redemptions are permitted at the end of any calendar month.

         As of December 31, 1999 and December 31, 1998, the Partnership's investment in Millburn Currency Fund, L.P. approximates 102.5% and 102.9% of its net assets and is summarized as follows:


                                                                                1999              1998
             NET ASSET VALUE, BEGINNING OF YEAR                            $     1,867,851   $             -
    Subscriptions                                                                        -         1,880,000
    Income:
      Realized gains (losses)                                                     (54,282)            24,493
      Change in unrealized appreciation (depreciation)                             109,403          (17,242)
                                                                           ----------------  ----------------
             NET REALIZED AND UNREALIZED GAINS ON
                TRADING OF FUTURES AND FORWARD CONTRACTS                            55,121             7,251
    Interest and dividend income                                                    77,222            43,629
                                                                           ----------------  ----------------
             TOTAL INCOME                                                          132,343            50,880
                                                                           ----------------  ----------------
    Less:  Administrative expenses                                                   8,307             4,105
                                                                           ----------------  ----------------
             NET INCOME                                                            124,036            46,775
    Less:  Redemptions                                                             488,237            58,924
                                                                           ----------------  ----------------
             NET ASSET VALUE, END OF YEAR                                  $     1,503,650   $      1,867,851
                                                                           ================  ================
